Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A
CONVERTIBLE PREFERRED STOCK OF
HEALTHY CHOICE WELLNESS CORP.

Healthy Choice Wellness Corp. (the “Corporation”), a Delaware corporation, hereby certifies as follows:

First: On November 12, 2025, the Corporation filed a Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Original Certificate”) with the Office of the Secretary of State of the State of Delaware,.

Second: This Certificate of Amendment amends the Original Certificate as set forth below, was duly adopted by the board of directors of the Company in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and has been adopted and approved by the holders of the Corporation’s Series A Convertible Preferred Stock.

Third: The first sentence of the Original Certificate shall be deleted and replaced with the following:

“The Corporation hereby creates and designates the following series of Preferred Stock: seven thousand shares (7,000) of the Corporation’s authorized Preferred Stock are hereby designated “Series A Convertible Preferred Stock.”

Fourth: The first sentence of Section 2 shall be deleted and replaced with the following:

“The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 7,000 (which shall not be subject to increase without the written consent of the holders of the majority of the outstanding shares of Preferred Stock (each, a “Holder” and collectively, the “Holders”)).”

Fifth: Sections 7(b) and 7(c) of the Original Certificate shall be deleted in their entirety.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Original Certificate as of the 31st day of July, 2026.

By:	/s/ Jeffrey Holman
Jeffrey Holman, Chief Executive Officer

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